Exhibit 99.1

Arch Therapeutics Announces Distribution Agreement with Buffalo Supply, Inc.

Partnership provides US government facilities access and product distribution support

FRAMINGHAM, Mass., January 4, 2021 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of novel self-assembling wound care and biosurgical devices, announced today that it has entered into a distribution and sales administration agreement with Buffalo Supply, Inc. (“Buffalo Supply” or “BSI”) to be the exclusive distributor for products sold to United States government facilities worldwide.

Buffalo Supply will place Arch products on their federal contracts and maintain compliance with Federal Acquisition Regulations (FARs), in addition to coordinating the processing of purchase orders and collection of payments for Arch products that are sold to Veterans Healthcare Administration (“VA”) hospitals and facilities, military hospitals, and other government channels. Under the terms of the agreement, BSI will employ its contracting and marketing expertise to support distribution of Arch Therapeutics’ products. Arch’s first product in the United States, AC5® Advanced Wound System, is based on the Company’s innovative self-assembling peptide technology platform.

Richard Davis, Chief Financial Officer of Arch Therapeutics, said, “We are pleased to partner with BSI as they have a track record of securing government contracts. Their professional contract management services will support and streamline the processing of valued government orders.”

T.J. Jackson, President and Chief Executive Officer of Buffalo Supply, said, “We have built our business by providing innovative, high quality products to our service members and veterans. Arch’s current and pipeline product offerings fit that partner profile, and we are excited to be able to work with them to support the needs of this important patient population. We look forward to a long-term and very successful relationship with Arch Therapeutics.”

Terrence Norchi, MD, President and Chief Executive Officer of Arch, commented, “We look forward to providing our first class products to veterans as well as government and military personnel in concert with BSI and the independent sales representatives we have identified. We plan on establishing additional commercialization partnerships and building a critical mass of sales representatives.”

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch’s products authorized for commercial marketing are AC5® Advanced Wound System and AC5® Topical Hemostat.1 Arch’s development stage product candidates include AC5-G™, AC5-V® and AC5® Surgical Hemostat, among others.2, 3

About Buffalo Supply, Inc.

Buffalo Supply, Inc. provides high-quality medical supplies and high-tech medical equipment to the Federal Government, and has since 1983. Buffalo Supply has numerous Federal Supply Schedule contracts with products to satisfy a wide variety of operating room and health care needs. Through our diligent work and extensive experience in the federal marketplace, Buffalo Supply has developed a high level of expertise in helping federal institutions efficiently meet their objectives of providing high quality health care at competitive prices.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions, and our ability to establish additional commercialization partnerships and build a critical mass of field sales representatives. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

1 AC5 Advanced Wound System and AC5 Topical Hemostat have received regulatory authorization for commercial marketing as medical devices in the USA and EU, respectively.

2 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

3 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.